                                                                    Exhibit 12.1


                             Potlatch Corporation
               Computation of Ratio of Earnings to Fixed Charges
                                (in thousands}


                                          9/30/01     9/30/00     2000        1999      1998      1997      1996
                                          -------     -------     ----        ----      ----      ----      ----
Earnings (loss) before taxes on income    (78,276)    (28,706)    (54,449)    66,044    58,175    54,635    86,326

Add:
   Interest expense                        57,377      43,637      59,438     45,442    49,744    46,124    43,869
   Rental expense factor (1)                3,198       3,182       4,266      4,017     3,399     3,179     2,561
   Discount and loan expense
      amortization                          2,926         381         508        460       300       412       374
                                         --------------------------------------------------------------------------

Earnings available for fixed charges      (14,775)     18,494       9,763    115,963   111,618   104,350   133,130
                                         ==========================================================================

Fixed charges:
   Interest expense                        57,377      43,637      59,438     45,442    49,744    46,124    43,869
   Capitalized interest                     1,032       2,571       3,964     10,320     5,070     6,068    10,280
   Rental expense factor (1)                3,198       3,182       4,266      4,017     3,399     3,179     2,561
   Discount and loan expense
      amortization                          2,926         381         508        460       300       412       374
                                         --------------------------------------------------------------------------

Total fixed charges                        64,533      49,771      68,176     60,239    58,513    55,783    57,084
                                         ==========================================================================


Ratio of earnings to fixed charges           (0.2)        0.4         0.1        1.9       1.9       1.9       2.3

(1) "Rental expense factor" is the portion of rental expense estimated to be representative of the interest factor within rental expense.